Exhibit 10.9

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

CO-DEVELOPMENT AND LICENSE AGREEMENT

among

NOVOCODEX BIOPHARMACEUTICALS LTD.

and

AMBRX, INC.

Dated as of 22 October, 2019

This CO-DEVELOPMENT AND LICENSE AGREEMENT (this “Agreement”), effective as of 22 October, 2019 (the “Effective Date”), is between, Ambrx, Inc., a Delaware corporation having its principal business address at 10975 North Torrey Pines Road, La Jolla, California 92037, USA, for and on behalf of itself and its Affiliates (together with its Affiliates, “Ambrx”), and NovoCodex Biopharmaceuticals Ltd., a company registered under the laws of the People’s Republic of China, with its registered address in Shaoxing, China, for and on behalf of itself and its Affiliates (together with its Affiliates, “Novocodex”). Novocodex currently is majority owned by Zhejiang Medicine Co. Ltd., a company registered with address in Shaoxing, China. Ambrx and Novocodex may each be referred to herein individually as a “Party” or, collectively, as the “Parties.”

RECITALS

WHEREAS, Ambrx owns and/or controls Ambrx Background Technology (as hereinafter defined) and has rights to Licensed Intellectual Property Rights (as hereinafter defined) with respect to the Program (as hereinafter defined);

WHEREAS, Novocodex is a pharmaceutical company engaged in research, development, and commercialization of pharmaceutical products, including the human therapeutic products in the Territory (as hereinafter defined);

WHEREAS, Novocodex desires to obtain an exclusive license under the Ambrx Existing Patent Rights in the Territory upon the terms and conditions set forth herein, and Ambrx desires to grant such a license, in order for Novocodex, to develop, make, use, sell, offer for sale the Licensed Products (as hereinafter defined) for the prevention or treatment of human diseases and human conditions in the Territory; and

WHEREAS, Novocodex desires to obtain assistance from Ambrx and Ambrx desires to offer such assistance to Novocodex to develop the Program and the Licensed Products in the Territory under world-class standards.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have those meanings set forth in this ARTICLE 1 unless the context dictates otherwise.

1.1

“Anti-CD70-ADC” shall mean an Antibody Drug Conjugate (ADC) which is capable of binding primarily to CD70 and being conjugated to one cytotoxic payload. For clarity, Anti-CD70-ADC includes ADC that has been conjugated to one cytotoxic payload.

1.2	“ARX305” shall mean the Anti-CD70-ADC with the structure depicted in Exhibit 1.1, also known as ARX305.

1.3

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses the power to direct or cause the direction of the management, business and policies of such Person, whether through the ownership of fifty percent (50%) or more of the voting securities of such Person by voting agreement, by contract or otherwise.

1.4

“Ambrx Background Technology” shall mean Know-How and Ambrx Patent Rights, including inventions, discoveries, improvements, processes, methods, protocols, formulas, compositions, data, inventions, know-how and/or trade secrets, patentable or otherwise, which are owned and/or Controlled by Ambrx or any of its Affiliates as of the Effective Date or during the Term of this Agreement.

1.5	“Ambrx Existing Patent Rights” shall mean all Patent Rights in the Territory owned or Controlled by or licensed to Ambrx as of the Effective Date which is related to ARX305 as shown in Exhibit 1.5.

1.6

“Ambrx Improvements” shall mean all Patent Rights and Know-How first (i) conceived, (ii) developed, (iii) reduced to practice or (iv) shown to have utility by one or more employees or Third Parties working on behalf of Ambrx, in connection with the development of Licensed Products or in the course of engaging in the Program during the Term of this Agreement without involvement of any employees from Novocodex.

1.7

“Ambrx Know-How” shall mean all Confidential Information & Materials, technical knowledge, materials, cells or cell lines, software, trade secrets, Know-How, process technology and other knowledge, information, or technology in possession of Ambrx and its Affiliate, as of the Effective Date and during the Royalty Term, concerning subject matter relating to Licensed Products and which are necessary for the development, manufacture, use or sale of Licensed Products in the Field in the Territory.

1.8	“Ambrx Patent Rights” shall mean any Patent Rights Controlled or owned by Ambrx as of the Effective Date or during the Term of this Agreement in addition to Ambrx Existing Patent Rights.

1.9

“Antibody” or “Antibodies” shall mean a full length antibody which is a “Y”-shaped protein consisting of four polypeptide chains: two identical heavy chains and two identical light chains connected by disulfide bonds, capable of binding to an antigen, whether polyclonal, monoclonal, human, humanized, chimeric, murine, synthetic or from any other source.

1.10

“Antibody Drug Conjugate” or “ADC” shall mean an Antibody which 1) has undergone modification through [***], 2) provides one or more specific site(s) in the amino acid sequence of the Antibody suitable for conjugation, and 3) is suitable and capable of [***].

For clarity, ADC includes an Antibody that has been conjugated, linked or attached to one or more cytotoxic payload(s) via one or more specific site(s).

1.11

“Applicable Laws” shall mean the applicable laws of any jurisdiction which are applicable to any of the Parties or their respective Affiliates in carrying out activities hereunder or to which any of the Parties or their respective Affiliates in carrying out the activities hereunder is subject by law or by agreement, and shall include all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, policies, directions, directives and orders of any statutory authority, tribunal, board, or court or any central or state government or local authority or other governmental entity in such jurisdictions.

1.12	“Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.13	“Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.14	“CD70” shall mean the protein encoded by the CD70 (Cluster of Differentiation 70, Entrez Gene: 970) gene which is known to be a cytokine in the tumor necrosis factor (TNF) ligand family.

1.15

“cGMP” or “Current Good Manufacturing Practice” shall mean the applicable then-current standards for manufacturing of pharmaceuticals or biologicals, as set forth in the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301, as amended from time to time, together with any similar standards of good manufacturing practice as required by the FDA and other relevant Regulatory Authority.

1.16	“China GAAP” shall mean Generally Accepted Accounting Principles for the People’s Republic of China.

1.17	“Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective, [***].

1.18	“Confidential Information & Materials” shall mean any and all proprietary and/or confidential information, materials, and data, including all scientific, pre-clinical, clinical,

regulatory, process, formulation, manufacturing, marketing, financial and commercial information or data, compounds, cells, cell lines, whether communicated in writing or orally or by any other method, which are provided by one Party to the other Party prior to or during the Term of this Agreement.

1.19

“Control”, “Controls” or “Controlled by” shall mean with respect to any Patent Rights, Know-How, Confidential Information & Materials, or other intellectual property assets or other items or rights, as applicable, the possession of (whether by ownership or license or other right, other than pursuant to a license under this Agreement), or the ability of a Party to grant access to, or a license or sublicense of, such item or right as provided for herein without violating the terms of any agreement and without additional payments or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

1.20

“Covered By” shall mean, with respect to Patent Rights: materials, products and services developed, manufactured, used, sold or provided by Novocodex, which but for the License, would infringe a Valid Claim of such Patent Rights in the Territory in which such products or services are developed, used, manufactured, sold or provided by Novocodex, respectively.

1.21	“Effective Date” shall mean the date first set forth above.

1.22	“FDA” shall mean the United States Food and Drug Administration, or any successor thereto.

1.23

“Field” shall mean all human indications and uses, such as diagnosis, prevention, and treatment of human diseases and conditions associated with anti-CD70. For clarity, the Field is for human use only and excludes all non-human indications and uses.

1.24

“First Commercial Sale” shall mean, with respect to Licensed Product, the first sale to the general public of such Licensed Product in the Territory after all required marketing and pricing approvals have been granted, or otherwise permitted, by the governing health authority of Territory such as NMPA. “First Commercial Sale” shall not include the provision of any Licensed Product for use in clinical trials or for compassionate use, in each case, if such use is not compensated, prior to the receipt of necessary Marketing Authorization.

1.25

“Full Time Equivalent” or “FTE” shall mean a dedicated full-time employee or contractor of Ambrx, as the case may be, or in the case of less than a full-time dedicated person, a full-time, equivalent person year, each based upon the total of one thousand six hundred eighty (1680) hours per year of work on activities hereunder.

1.26	“FTE Rate” means the yearly rate at which Novocodex will fund Ambrx FTEs for labor and services.

1.27	“Generic/Biosimilar Competition” shall mean the sale of products containing ARX305 in the Territory by a Third Party.

1.28

“Global Development Plan” means the plan setting forth the pre-clinical, clinical, manufacturing and regulatory activities and timelines relating to the development of Licensed Products in the Field. An initial draft of the Global Development Plan is set forth on Exhibit 1.28.

1.29

“Joint Development Technology” or “Joint Improvements” shall mean all inventions and Know-How first (i) conceived, (ii) developed, (iii) reduced to practice or (iv) shown to have utility by, on one hand, one or more employees or Third Parties working on behalf of Novocodex, on the one hand, with one or more employees or Third Parties working on behalf of Ambrx, on the other hand, in connection with the development of Licensed Products or in the course of engaging in the Program, as well as any and all Patent Rights covering the same.

1.30	“Joint Steering Committee” shall mean the entity organized and acting pursuant to ARTICLE 3.

1.31

“Know-How” shall mean unpatented technical and other information or materials which are not in the public domain including information comprising or relating to discoveries, inventions, data, designs, formulae, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development or Anti-CD70-ADC Program), cells or cell lines (including cells or cell lines producing Anti-CD70 Antibody or Anti-CD70 ADC), processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports or summaries and information contained in submissions to and information from ethical committees and regulatory authorities. Know-How includes rights protecting Know-How. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public.

1.32	“License” shall mean all of the rights granted by Ambrx to Novocodex by this Agreement under the Licensed Intellectual Property Rights pursuant to Sections 2.1.1 and 2.1.2.

1.33	“Licensed Intellectual Property Rights” shall mean (a) Ambrx Know-How; and (b) Ambrx Existing Patent Rights.

1.34

“Licensed Product” shall mean any pharmaceutical product containing ARX305 as an active pharmaceutical ingredient, that meets any of the following criteria: (i) the development, use, manufacture or sale of such product is or will be Covered By a Valid Claim of any Ambrx Existing Patent Rights and/or Ambrx Patent Rights; or (ii) such product (a) is not described in clause (i) above and (b) is developed, manufactured, sold or provided using Ambrx Know-How.

1.35

“Marketing Authorization” shall mean all approvals from NMPA necessary to market and sell a Licensed Product in the Territory or a Regulatory Authority in a corresponding jurisdiction outside the Territory.

1.36	“Net Sales” shall mean:

(I) to Ambrx, the “for profit” licensing revenue Ambrx received from a Third Party by transferring, assigning or licensing Phase I Clinical Data to such Third Party, [***]; and

(II) to Novocodex, the gross invoice price (not including value added taxes, sales taxes, or similar taxes) of Licensed Product sold by Novocodex or its Affiliate or sublicensee to the first Third Party in which Novocodex or its Affiliate or sublicensee has no equity interest after deducting, if not previously deducted, from the amount invoiced or received:

(a)	[***];

(b)	[***];

(c)	[***];

(d)	[***];

(e)	[***];

(f)	[***]; and

(g)	[***];

(h)	[***]; and

(i)	[***].

Any individual items that are estimated and deducted in calculating Net Sales shall be periodically (but at least on a calendar quarter basis) trued up and adjusted by Novocodex consistent with its customary practices and in accordance with China GAAP. Any deductions subsequently reversed shall be included in Net Sales for the royalty period in which such deductions are reversed. In no event shall the total amount of deductions made in accordance with Items 1.36(II)(e) through (i) above during any period exceed [***]% of the gross invoice price for such period. The calculation of Net Sales hereunder shall be in accordance with China GAAP and Novocodex’s and/or its Affiliates’ customary accounting policies, applied consistently across periods, and

(1) Transfer or sale of a Licensed Product within Novocodex, between Novocodex and an Affiliate, or between Novocodex and a non-Affiliate Third Party in which Novocodex has equity interest shall not be considered a sale, commercial use or disposition for the purpose of the foregoing paragraphs;

(2) in the event that Novocodex has to transfer or sell any Licensed Product to a non-Affiliate Third Party in which Novocodex has equity interest, Novocodex and Ambrx shall jointly discuss and determine the value of Net Sales; and

(3) in the event that Novocodex receives consideration for any Licensed Products in the case of transactions not at arm’s length with a non-Affiliate of Novocodex, Net Sales will be calculated [***].

1.37	“NMPA” shall mean National Medical and Pharmaceutical Administration in the People’s Republic of China, or any successor thereto.

1.38

“Novocodex Improvements” shall mean all Patent Rights and Know-How first (i) conceived, (ii) developed, (iii) reduced to practice or (iv) shown to have utility by one or more employees or Third Parties working on behalf of Novocodex, in connection with the development of Licensed Products or in the course of engaging in the Program without any involvement with employee(s) of Ambrx.

1.39

“Patent Rights” shall mean any and all rights under any of the following, whether existing now or in the future, and whether or not filed: (i) a United States, international or foreign patent, utility model, design registration, certificate of invention, patent of addition or substitution, or other governmental grant for the protection of inventions or industrial designs anywhere in the world, including any reissue, renewal, re-examination or extension thereof; and (ii) any application for any of the foregoing, including any international, provisional, divisional, continuation, continuation-in-part, or continued prosecution application.

1.40

“Person” shall mean any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof.

1.41

“Phase I Clinical Data” shall mean data, information, or regulatory filings related to Phase I Clinical Trial in a country that would satisfy the requirements of 21 CFR 312.21(a), as may be amended, or the foreign equivalent thereof.

1.42	“Phase I Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(a), as may be amended, or the foreign equivalent thereof.

1.43	“Phase II Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(b), as may be amended, or the foreign equivalent thereof.

1.44	“Phase III Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(c), as may be amended, or the foreign equivalent thereof.

1.45	“Program” shall mean development, preclinical and clinical activities directed by the Joint Steering Committee and undertaken by the Parties to develop ARX305 into a therapeutic product.

1.46

“Regulatory Authority” shall mean any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of the Licensed Product or ARX305 in the Territory or outside the Territory, including, in the Territory, NMPA, and in the United States, the FDA and any successor governmental authority having substantially the same function.

1.47	“Royalty Term” shall have the meaning set forth in Section 6.5.

1.48	“Territory” shall mean all cities, zones, provinces, territories and other divisions or regions in and throughout the People’s Republic of China.

1.49	“Third Party” shall mean a person or entity other than Ambrx, Novocodex or their Affiliates.

1.50

“Valid Claim” means: (a) a claim of an issued and unexpired patent within the Patent Rights that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through disclaimer or otherwise, (iii) abandoned or (iv) permanently lost through an interference or opposition proceeding without any right of appeal or review; or (b) a pending claim of a pending patent application within the Patent Rights that (i) has been asserted and continues to be prosecuted in good faith and (ii) has not been abandoned or finally rejected without the possibility of appeal or refiling.

ARTICLE 2

LICENSE; DEVELOPMENT AND COMMERCIALIZATION

2.1	EXCLUSIVE LICENSE GRANT BY AMBRX.

2.1.1

Subject to terms and conditions of this Agreement, including the rights retained by Ambrx in Sections 2.1.3 & 2.1.4, Ambrx hereby grants to Novocodex an exclusive right and license in the Field throughout the Territory, with the right to grant sublicenses subject to Section 2.9.1, under Ambrx Existing Patent Rights to develop, have developed, use, manufacture, have manufactured, sell, offer for sale and have sold Licensed Products during the Term of this Agreement.

2.1.2

Subject to terms and conditions of this Agreement, including the rights retained by Ambrx in Sections 2.1.3 & 2.1.4, Ambrx hereby grants to Novocodex an exclusive right and license in the Field throughout the Territory, with the right to grant sublicenses subject to Section 2.9.1, under Ambrx Know-How to develop, have developed, use, manufacture, have manufactured, sell, offer for sale and have sold Licensed Products during the Term of this Agreement.

2.1.3

Ambrx shall retain non-exclusive and sublicensable rights under the foregoing Licenses in Section 2.1.1 and 2.1.2 solely as are necessary to perform documented research activities in the Territory and Ambrx shall notify Novocodex in writing thirty (30) days in advance of such activities.

2.1.4	Ambrx shall retain all rights under Licensed Intellectual Property Rights unless otherwise specifically and expressly set forth in this Agreement.

2.1.5

Ambrx agrees that during the Term of this Agreement, it will not grant any exclusive right and license under Ambrx Existing Patent Rights to any Third Party to develop, have developed, use, manufacture, have manufactured, sell, offer for sale and have sold any product containing any Anti-CD70-ADC for use in the Field and in the Territory.

2.2

NON-EXCLUSIVE LICENSE GRANT BY AMBRX. Ambrx hereby grants to Novocodex a non-exclusive right and license in the Field in any mutually approved jurisdiction outside the Territory, under the Licensed Intellectual Property Rights, for the sole purpose of conducting regulatory activities for Phase I Clinical Data in said jurisdiction for the Licensed Products; provided that the Joint Steering Committee may amend such jurisdiction from time to time.

2.3

NON-EXCLUSIVE SUBLICENSE GRANT BY AMBRX. In the event that, during the term of this Agreement and after the Effective Date, Ambrx licenses from any Third Party rights in the Field to any Valid Claim of any issued patent or patent application issued to a Third Party that shall be necessary for Novocodex’s exercise of its rights pursuant to Section 2.1 herein (an “Ambrx Third Party License”) in the Territory, Ambrx shall promptly notify Novocodex of the terms of such Ambrx Third Party License and the rights covered by such license. Upon request by Novocodex, and to the extent not prohibited by such Ambrx Third Party License, Ambrx shall grant to Novocodex, and does hereby grant to Novocodex, a non-exclusive right and sublicense (if permitted by the Third Party) in the Field throughout the Territory, with the right to grant further sublicenses subject to Section 2.9.1, under the rights granted to Ambrx in the Ambrx Third Party License. Ambrx shall use reasonable efforts to secure the right to grant the sublicense under this Section in any Ambrx Third Party License. If Novocodex is required to pay certain royalty payment to such a Third Party under Ambrx Third Party License, Novocodex is entitled to offset such royalty payment pursuant to the terms in Section 6.7.

2.4

NON-EXCLUSIVE LICENSE GRANT BY AMBRX. Ambrx hereby grants to Novocodex a non-exclusive, sub-licensable subject to Section 2.9.1, royalty-free right and license in the Territory, under Ambrx’s interest in the Ambrx Improvements, to use, develop and exploit Ambrx Improvements only for Licensed Products.

2.5

NO ASSERTION BY AMBRX. So long as Novocodex is in compliance with the terms and conditions of this Agreement, Ambrx shall not assert against any claims for infringement of any Ambrx Background Technology owned or Controlled by Ambrx covering Novocodex’s permitted exercise of its rights hereunder solely for the purpose of developing, making, having made, using, selling, offering for sale, having sold any Licensed Product in the Field in the Territory during the Term of this Agreement or solely for the purpose of engaging in permitted regulatory activities for Phase I Clinical Data in an ex-China territory such as the USA or a mutually approved jurisdiction outside the Territory pursuant to Section 2.2.

2.6

EXCLUSIVE LICENSE GRANT BY NOVOCODEX. As the consideration to the rights granted by Ambrx under Sections 2.1, 2.2, 2.3 and 2.4 and Ambrx’s agreement not to sue under Section 2.5, Novocodex hereby grants to Ambrx an exclusive (even as to Novocodex), sub-licensable, royalty-free right and license in the world outside the Territory, under Novocodex’s interest in the Novocodex Improvements and Joint Improvements, to use, develop and exploit Novocodex Improvements and Joint Improvements.

2.7

NON-EXCLUSIVE LICENSE GRANT BY NOVOCODEX. As the consideration to the rights granted by Ambrx under Sections 2.1, 2.2, 2.3 and 2.4 and Ambrx’s agreement not to sue under Section 2.5, Novocodex hereby grants to Ambrx a non-exclusive, sub-licensable, royalty-free right and license in the Territory, under Novocodex’s interest in the Novocodex Improvements, to use, develop and exploit Novocodex Improvements.

2.8

TRANSFER OR EXCLUSIVE LICENSE GRANT BY NOVOCODEX REGARDING PHASE I CLINICAL DATA. To the extent permissible by Applicable Law, Novocodex shall transfer and assign to Ambrx ownership of all preclinical, clinical, regulatory filings, and Phase I Clinical Data in any mutually approved jurisdiction outside the Territory, provided however, if such transfer and assignment is not legally permitted, Novocodex hereby grants to Ambrx an exclusive (even as to Novocodex), sub-licensable, transferable, perpetual, irrevocable, non-terminable, royalty-bearing right and license in the world outside the Territory, under Novocodex’s interest in information including regulatory filings and Phase I Clinical Data, to use, reference, develop and exploit such information by Ambrx, its Affiliate or a Third Party authorized by Ambrx. Novocodex shall make reasonable effort to perfect such transfer, assignment or exclusive license under this Section.

2.9	SUBLICENSES.

2.9.1

Any sublicense by Novocodex of the rights granted to Novocodex under this Agreement shall obtain written approval from the Joint Steering Committee first, and then Ambrx’s prior written consent (not unreasonably withheld or delayed), be consistent with the terms of this Agreement, and include an obligation for the sublicensee to comply with the applicable obligations of the sublicensing Party set forth in this Agreement. Novocodex shall not grant any sublicense hereunder that would impose obligations on Ambrx greater than those obligations of Ambrx contained in this Agreement. Novocodex shall provide to Ambrx a copy of each sublicense hereunder, which shall permit verification by Ambrx of compliance with the provisions of this Agreement. Parties expressly agree that Ambrx 1) shall reasonably withhold the written consent if Novocodex sublicenses its substantially entire rights and interests granted herein to a Third Party unless Parties negotiate in good faith to reach an agreement prior to such sublicense, and 2) shall not unreasonably withhold such consent if Novocodex enters such sublicense for the purpose of distributing or supplying Licensed Products in the Territory or otherwise expressed approved herein or by the Joint Steering Committee.

2.9.2

With respect to any sublicense by one Party of the rights granted to said Party under this ARTICLE 2, said Party shall not grant any sublicense hereunder that would impose obligations on the other Party greater than those obligations of the other Party contained in this Agreement.

2.10

NO OTHER GRANT OF RIGHTS. Except as expressly provided herein, nothing in this Agreement will be construed to confer any ownership interest, license or other rights upon Novocodex by implication, estoppel or otherwise as to any technology, intellectual property rights, products or biological materials of Ambrx, or any other entity, regardless of whether such technology, intellectual property rights, products or biological materials are dominant, subordinate or otherwise related to any Ambrx Background Technology or Licensed Intellectual Property Rights.

ARTICLE 3

JOINT STEERING COMMITTEE

3.1

MEMBERS. Within thirty (30) days after the Effective Date, the Parties shall establish a Joint Steering Committee (the “Joint Steering Committee”), which shall comprise six (6) members, three (3) designated by Novocodex and three (3) by Ambrx (or such other number as the Parties may agree in writing). The initial members of the Joint Steering Committee are set forth on Exhibit 3.1. Any member of the Joint Steering Committee may be represented at any meeting by a designee who is appointed by the Party designating such member for such meeting and who has authority to act on behalf of such member, as evidenced by written notice from the Party designating such member to the chairperson of the Joint Steering Committee. The chairperson of the Joint Steering Committee shall be one of the members designated by Ambrx~~.~~ The initial chairperson is designated on Exhibit 3.1. Each Party shall be free to replace its representative members with new appointees who have authority to act on behalf of such Party on the Joint Steering Committee, on written notice to the other Party.

3.2

RESPONSIBILITIES. The Joint Steering Committee shall be responsible for (a) maximizing the global opportunity and profitability of the Licensed Product while aligning the strategic, logistical and financial considerations of each Party; (b) reviewing and discussing the implementation of the Global Development Plan; (c) reviewing, discussing and approving amendments and updates to the Global Development Plan; (d) directing development activities for the Licensed Product in accordance with the Global Development Plan; (e) aligning cGMP manufacturing activities and investments to provide Licensed Products and ARX305 for clinical trials and commercial supply in accordance with the Global Development Plan.

3.3

MEETINGS. The Joint Steering Committee shall meet as frequently as the Parties deem appropriate during the first three-year period following the Effective Date but no less frequently than once a Calendar Quarter (or more frequently, as agreed upon by the Parties) thereafter, on such dates and at such times as the Parties shall agree, on ten (10) days’ written notice to the other Party unless such notice is waived by the other Party. The Joint Steering Committee may convene or be polled or consulted from time to time by means of telecommunications, video conferences or correspondence, as deemed necessary or appropriate by the Parties. To the extent that meetings are held in person, they shall alternate between the offices of the Parties unless the Parties otherwise agree. The chairperson shall be responsible for sending notices of meetings to all members.

3.4	DECISIONS.

3.4.1

A quorum for a meeting of the Joint Steering Committee shall require the presence of at least two (2) Ambrx members (or designees) and at least two (2) Novocodex members (or designees) in person or by telephone. All decisions made or actions taken by the Joint Steering Committee shall be made unanimously by its members, with the Ambrx members present at a meeting cumulatively having one (1) vote and the Novocodex members present at a meeting cumulatively having one (1) vote.

3.4.2

In the event that unanimity cannot be reached by the Joint Steering Committee with respect to a matter that is a subject of its decision-making authority within thirty (30) days after the matter is first brought before the Joint Steering Committee, then the matter shall be decided unanimously by the Chairperson of Novocodex and the CEO of Ambrx or by their designated representatives. If the Chairperson of Novocodex and the CEO of Ambrx or their designated representatives cannot reach an unanimous decision within thirty (30) days after the matter is first brought to them, then [***] shall have the final decision making authority for [***]; provided that [***] final decisions do not obligate [***] to [***].

3.5

MINUTES. Within fifteen (15) days after each Joint Steering Committee meeting, the chairperson of the Joint Steering Committee shall prepare and distribute minutes of the meeting, which shall provide a description in reasonable detail of the discussions had at the meeting and a list of any actions, decisions or determinations approved by the Joint

Steering Committee at such meeting. The chairperson of the Joint Steering Committee shall be responsible for circulation of all draft and final minutes. Draft minutes shall be circulated to all members of the Joint Steering Committee sufficiently in advance of the next meeting to allow review and comment prior to the meeting. Minutes shall be approved or disapproved, and revised as necessary, at the next meeting. Final minutes shall be distributed to the members of the Joint Steering Committee.

3.6

WITHDRAWAL. At any time during the Term and for any reason, either Party shall have the right to withdraw from participation in the Joint Steering Committee upon written notice to the other Party (a “Withdrawal Notice”), which shall be effective immediately upon receipt. Following the issuance of a Withdrawal Notice and subject to this Section 3.6 the withdrawing Party’s representatives on the Joint Steering Committee shall not participate in any meetings of the Joint Steering Committee. If, at any time, following the issuance of a Withdrawal Notice, the withdrawing Party wishes to resume participation in the Joint Steering Committee, the withdrawing Party shall notify the other Party in writing and, thereafter, the withdrawing Party’s representatives on the Joint Steering Committee shall be entitled to attend any subsequent meeting of, and to participate in the activities of, the Joint Steering Committee as if a Withdrawal Notice had not been issued by the withdrawing Party. Following the withdrawing Party’s issuance of a Withdrawal Notice, unless and until the withdrawing Party resumes participation in the Joint Steering Committee in accordance with this Section 3.6: (i) all meetings of the Joint Steering Committee shall be held at the other Party’s facilities; and (ii) the withdrawing Party shall have the right to continue to receive the minutes of the meetings of the Joint Steering Committee, but shall not have the right to approve the minutes for any such meeting held after the withdrawing Party’s issuance of the Withdrawal Notice. In any event, withdrawal from the Joint Steering Committee shall not impair Novocodex and Ambrx’s rights to receive reports or disclosures under Section 3.5.

3.7

TERM. The Joint Steering Committee shall exist until the earlier of (i) expiration of the Royalty Term for all Licensed Products and (ii) the grant of an exclusive license by Ambrx to a Third Party to develop, manufacture, use, sell or otherwise commercialize the Licensed Product in any country outside the Territory.

ARTICLE 4

DEVELOPMENT, MANUFACTURING AND COMMERCIALIZATION

4.1

DEVELOPMENT OVERVIEW. The Parties shall collaborate in the development of Licensed Products up until the completion of Phase I Clinical Trials in the Field globally in accordance with the Global Development Plan and Section 4.3 below. Thereafter, the Parties may continue the development collaboration or conduct development activities in their respective territories separately in accordance with Section 4.4 below.

4.2

GLOBAL DEVELOPMENT PLAN. Within sixty (60) days after the Effective Date, the Joint Steering Committee shall adopt a written plan for development of Licensed Products up until the completion of Phase I Clinical Trials in the Field globally in a collaborative manner (which shall be attached hereto as Exhibit 1.28), which shall include, but not be limited to (i) the indication(s) to be developed, (ii) the proposed global development activities and allocation thereof between the Parties, (iii) the timeline and budget, (iv) manufacturing process development, (v) clinical supply arrangement, and (vi) the Phase I clinical activities and such other matters that the Parties may want to include (the “Global Development Plan”). Either Party may propose to the Joint Steering Committee and the other Party, revisions to the Global Development Plan, with supporting evidence, such as technical, clinical or regulatory reasons that underline the proposed revisions. The Joint Steering Committee may amend the Global Development Plan from time to time after the Effective Date, pursuant to the decision making mechanism as set forth in Section 3.4.2.

4.3	COLLABORATIONS UNDER THE GLOBAL DEVELOPMENT PLAN; FUNDING.

4.3.1

Up until the completion of the global Phase I Clinical Trials of the Licensed Product, the Parties shall collaborate in the development of the Licensed Product in accordance with the Global Development Plan, including budgets and timelines set forth in the Global Development Plan. Each Party shall use Commercially Reasonable Efforts to carry out the activities assigned to it under the Global Development Plan and in accordance with the world-class standards. Novocodex shall, among other things, be responsible for funding the preparation of IND filing package(s) suitable for filings in the US and the Territory. The Parties shall jointly be responsible for designing clinical trials and study protocols and overseeing the global Phase I Clinical Trial of the Licensed Product and the performance of other activities under the Global Development Plan, with the priority to complete the Phase I activities, including dose-escalation and indication explorations, inside the Territory first.

4.3.2

Novocodex shall be responsible for funding activities up to the end of the global Phase I Clinical Trial of the Licensed Product in accordance with the Global Development Plan and shall fund or reimburse Ambrx for development costs incurred or to be incurred by Ambrx prior to the completion of the global Phase I Clinical Trial of the Licensed Product, with the following exceptions: (i) with respect to Phase I Clinical Trial activities under the Global Development Plan conducted outside the Territory and clinical supply of drug substance for such Phase I Clinical Trial activities, Novocodex shall fund or reimburse Ambrx for up to $[***] in costs and expenses (the “Cap”), and (ii) in the event that costs and expenses for Phase I Clinical Trial activities under the Global Development Plan conducted outside the Territory are in excess of the Cap, Novocodex shall be responsible for [***]% and Ambrx shall be responsible for [***]% of the amount above the Cap (the “Cost Share”). For the sake of clarity, [***]. Novocodex shall promptly, within thirty (30) days after the date of receipt of Ambrx’s invoices, fund or reimburse Ambrx the development costs incurred or to be incurred by Ambrx prior to the completion of the global Phase I Clinical Trial of the Licensed Product.

4.4

OUTSIDE THE GLOBAL DEVELOPMENT PLAN. Other than rights and obligations set forth in the Global Development Plan, Novocodex shall be solely responsible for conducting and paying for all development and commercialization of the Licensed Products in or for the Territory, and Ambrx shall be solely responsible for conducting and paying for the development and commercialization of the Licensed Products outside the Territory. Subject to Section 3.4.2, Novocodex shall have decision making authority for (and an obligation to fund) additional activities not included in the Global Development Plan that Novocodex deems necessary or desirable for the Territory; provided that such additional activities would not reasonably likely to affect the development or commercialization of the Licensed Product outside the Territory or outside the Field.

4.5

SAFETY DATA EXCHANGE. No later than initiation by Novocodex of a clinical trial in the Territory, Novocodex shall enter into a safety data exchange agreement with Ambrx and/or its other licensee regarding the Licensed Product, which shall set forth standard operating procedures governing the collection, investigation, reporting, and exchange of information concerning adverse drug reactions/experiences sufficient to permit each Party to comply with its regulatory and other legal obligations within the applicable timeframes. Such safety data exchange agreement shall identify which Party shall be responsible for the timely reporting of all relevant adverse drug reactions/experiences, product quality, product complaints and safety data relating to Licensed Product to the appropriate Regulatory Authorities in and outside the Territory in accordance with all Applicable Law. Such agreement shall allow each Party to comply with all regulatory and legal requirements regarding the management of safety data by providing for the exchange of relevant information in the appropriate format within applicable timeframes. Unless otherwise mutually agreed by the Parties, Ambrx or its other licensee shall maintain a global safety database for the Licensed Product, and Novocodex shall maintain one or more safety database(s) for the Licensed Product in the Field and the Territory.

4.6

MANUFACTURING. The Parties shall collaborate in the manufacturing process development and the clinical supply arrangement up until the completion of the global Phase 1 Clinical Trials in accordance with the Global Development Plan. Thereafter, the Parties may decide to continue to collaborate with clinical and commercial manufacturing and supply arrangements or have separate arrangements; provided that the Licensed Product is manufactured at facilities that meet all applicable regulatory requirements and in accordance with cGMP and other Applicable Laws.

4.7

COMMERCIALIZATION. Novocodex (itself and through its Affiliates and sublicensees, as applicable) shall be solely responsible, at its own expense, for marketing, selling, offering for sale, distributing, promoting and otherwise commercializing Licensed Product in the Field in the Territory.

4.8	COMPLIANCE WITH APPLICABLE LAWS. Novocodex shall conduct, and shall cause its Affiliates and sublicensees to conduct all development, regulatory,

manufacturing and commercialization activities with respect to ARX305 and Licensed Product in the Field in the Territory in compliance with this Agreement, all Applicable Laws and world-class standards, including cGMP, good scientific and clinical practices under the Applicable Laws of the country in which such activities are conducted.

ARTICLE 5

SUPPORT AND ASSISTANCE

5.1

EFFORTS BY AMBRX. Ambrx shall, either itself or through its Affiliates, use commercially reasonable efforts to provide technical and consulting assistance or other services as requested by Novocodex, at Novocodex’s expense, which are necessary for Novocodex to exercise its rights and/or perform its obligations under this Agreement.

5.2

TECHNICAL ASSISTANCE: Parties agree that Ambrx will dispatch [***] during the [***] period following the Effective Date, provided however, Novocodex may request [***] from Ambrx to provide technical and consulting assistance or other services to Novocodex, as necessary for Novocodex to perform its development activities under Section 4.1.

ARTICLE 6

MONETARY OBLIGATIONS, REPORTS AND AUDITS

6.1

STARTUP PAYMENT. For the initiation of collaborative research, Novocodex shall pay to Ambrx within thirty (30) days after receipt of invoice from Ambrx, a one-time payment in cash of Two Million Dollars ($2,000,000), which payment shall be non-refundable and non-creditable and not subject to set-off.

6.2

FOLLOW-UP PAYMENTS. As set forth in the following table, Novocodex shall make the following payments (the “Follow-up Payments”) to Ambrx upon achievement of each of the events set forth in the tables below (the “Follow-up Events”) by Novocodex or its Affiliates or sublicensees. Each Follow-up Payment shall be payable by Novocodex to Ambrx within thirty (30) days after the achievement of the corresponding Follow-up Event and receipt of invoice from Ambrx with respect to the Licensed Product. Such payments shall be non-refundable and non-creditable and not subject to set-off.

Follow-up Event	Follow-up Payment
[***]	[	***]

[***]	[	***]
[***]	[	***]

6.3

ROYALTIES PAYABLE BY NOVOCODEX. Subject to the terms and conditions of this Agreement, Novocodex shall pay Ambrx royalties in an amount equal to the following percentage of Net Sales of Licensed Products sold by Novocodex or its Affiliates:

6.3.1	[***] ([***]%) of such Net Sales in the Territory in each Calendar Year up to and including Net Sales of [***] ($[***]);

6.3.2	[***] ([***]%) of such Net Sales in the Territory in each Calendar Year for the portion of such Net Sales exceeding of [***] ($[***]) up to and including of [***] ($[***]); and

6.3.3	[***] ([***]%) of such Net Sales in the Territory in each Calendar Year for the portion of such Net Sales exceeding [***] ($[***]).

6.4

KNOW-HOW ROYALTY. Notwithstanding the provisions of Section 6.3 above, in the event and after the manufacture, use or sale of Licensed Products by Novocodex or its Affiliates would not infringe a Valid Claim of the Ambrx Existing Patent Rights, or the Ambrx Existing Patent Rights covering the Licensed Products are deemed invalid or have expired, the Net Sales of such Licensed Products in the Territory shall remain the same during the Royalty Term in determining the applicable royalty rate according to Section 6.3, provided however, the Net Sales of such Licensed Products shall be [***] if Generic Competition exists.

6.5

ROYALTY TERM. Royalties on Licensed Product at the rates set forth above shall be paid during the period which shall commence with the First Commercial Sale of the Licensed Product and continue until the expiration of the later of: (i) the last-to-expire Valid Claim of Ambrx Existing Patent Rights that would be infringed by the manufacture, use or sale of Licensed Product in the Territory; or (ii) the period of [***] ([***]) years following the First Commercial Sale of such Licensed Product in the Territory (the “Royalty Term”).

6.6	ROYALTIES PAYABLE BY AMBRX. Ambrx shall pay Novocodex royalties in an amount equal to the following percentage of Net Sales of Phase I Clinical Data transferred or licensed by Ambrx to a Third Party:

6.6.1	[***] ([***]%) of such Net Sales if Ambrx or its Affiliate(s) transfers or licenses Phase I Clinical Data without making additional efforts as defined in Sections 6.6.2 to 6.6.4;

6.6.2	[***] ([***]%) of such Net Sales if Ambrx or its Affiliate(s) transfers or licenses Phase I Clinical Data after Ambrx initiates Phase II Clinical Trial outside the Territory;

6.6.3	[***] ([***]%) of such Net Sales if Ambrx or its Affiliate(s) transfers or licenses Phase I Clinical Data after Ambrx initiates Phase III Clinical Trial outside the Territory; and

6.6.4

[***] ([***]%) of such Net Sales if Ambrx or its Affiliate(s) commercializes and sells a Licensed Product outside the Territory, the Marketing Authorization of such Licensed Product is based on Phase I Clinical Data.

6.7

THIRD PARTY ROYALTY SET-OFF. If Novocodex under Ambrx Third Party License is required to pay royalty that is necessary for Novocodex’s exercise of its rights hereunder in Territory pursuant to Section 2.3 or obtain a license from a Third Party due to infringement action under Section 7.4, it may offset any royalty payments actually paid by Novocodex to such Third Party due thereunder with respect to sales of Licensed Products against the royalty payments that are due to Ambrx; provided that in no event shall the royalty payments to Ambrx with respect to such Licensed Products be reduced by more than [***] ([***]%) of the amount otherwise due.

6.8

FUNDING FOR DEVELOPMENT. Novocodex shall be responsible for funding/reimbursing Ambrx’s development costs through the completion of Phase I Clinical Trials in accordance with the Global Development Plan, as set forth in Section 4.3.2. In the event that Novocodex does not meet its funding obligations as set forth in Section 4.3.2, the royalty rates at which Ambrx is required to pay Novocodex shall be reduced proportionally.

6.9

THIRD PARTY PAYMENTS. Subject to Section 4.3.2, Novocodex shall be responsible for and at its sole expense shall pay all amounts owing to any Third Party for development activities under the Global Development Plan performed by such Third Party. Any contract with a total value in excess of $[***] shall be signed directly between the Third Party and Novocodex. Novocodex shall sign such contract promptly and in no case, later than thirty (30) days after the final contract is presented to it. The invoice from any Third Party approved by Novocodex within the Global Development Plan and incurred by Ambrx for a given Calendar Quarter will be sent to Novocodex within forty-five (45) days following the end of such Calendar Quarter. Such invoice reimbursable by Novocodex shall be paid within thirty (30) days after Novocodex receives such invoice.

6.10

FTE PAYMENTS TO AMBRX. In consideration of technical assistance provided by Ambrx pursuant to Section 5.2, Novocodex shall fund a minimum of one (1) Ambrx FTEs for the three (3) year period following the Effective Date at the FTE Rate of [***] ($[***]) per FTE per Calendar Year in quarterly installments. Novocodex shall make the payment to Ambrx within thirty (30) days after receipt of invoice from Ambrx at the beginning of each Calendar Quarter.

6.11

REPORTS. During the Term following the First Commercial Sale of Licensed Product, Novocodex shall furnish to Ambrx a quarterly written report for the Calendar Quarter showing the gross and Net Sales of all Licensed Products subject to royalty payments sold by Novocodex and its Affiliates in the Territory during the reporting period and the royalties payable under this Agreement. Reports shall be due on the forty-fifth (45th) day following the close of each Calendar Quarter. Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. Novocodex and its Affiliates shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

6.12	AUDITS.

6.12.1

ACCOUNTING FIRM. Upon the written request of Ambrx and not more than once in each Calendar Year, Novocodex shall permit a qualified and reputable independent certified public accounting firm selected by Ambrx and approved by Novocodex not unreasonably withhold, at Ambrx’s expense, to have access during normal business hours to such of the records of Novocodex related to the production and sales of Licensed Products as may be reasonably necessary to verify the accuracy of the royalty reports pursuant to Section 6.11 for any Calendar Year ending not more than thirty six (36) months prior to the date of such request. The accounting firm shall disclose to Ambrx and Novocodex whether the royalty reports are correct or incorrect and the amount of any discrepancy.

6.12.2

ACCESS. In order to fulfill the auditing, the accounting firm so selected shall have the right to access, examine, review and copy all books or accounts of Novocodex, relevant procurement/distribution agreements and other purchase/sales contracts, purchase/sales orders, operation records, tax paid to local government, and itemized tax for the Licensed Products, and to discuss the business, operations and conditions of Novocodex with its respective directors, officers, employees, accounts, auditors, financial advisors, legal counsel and investment bankers, to the extent reasonably deemed by Ambrx as necessary for determining the accuracy of the royalty reports. Novocodex shall not unreasonably restrict the accounting firm’s access to premises of Novocodex during normal business hours.

6.12.3

PAYMENT AND FEES. If such accounting firm identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy within thirty (30) days of the date Ambrx delivers to Novocodex such accounting firm’s written report so concluding, or as otherwise agreed upon by the Parties. The fees charged by such accounting firm shall be paid by Ambrx, provided however, that if such audit uncovers an underpayment of royalties by Novocodex that exceeds [***] ([***]%) of the total royalties owed for the period in question, the fees of such accounting firm shall be equally shared by Ambrx and Novocodex.

6.12.4

SUBLICENSES. Novocodex shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Novocodex, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Ambrx’s independent accountant to the same extent required of Novocodex under this Agreement.

6.12.5

CONFIDENTIALITY. Ambrx shall treat all financial information subject to review under this Section 6.12 or under any sublicense agreement in accordance with the terms of ARTICLE 8 of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Ambrx, or with Novocodex and/or its Affiliates or sublicensee, obligating it to retain all such information in confidence pursuant to such confidentiality agreement.

6.13

PAYMENT EXCHANGE RATE. All royalty payments due hereunder shall be paid in United States dollars by wire transfer to a bank account designated by Ambrx. Any payments or portions thereof due hereunder which are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of prime rate as reported by Citibank, New York, New York (or its successor in interest) or the maximum rate permitted by law, calculated on the number of days such payment is delinquent. If the royalty payments are paid in United States Dollar, the Parties shall apply the [***].

6.14

TAX WITHHOLDING. Ambrx shall be liable for all income and/or other taxes (including interest) imposed upon any royalty payments made by Novocodex to Ambrx under this Agreement (“Taxes”). In the event Applicable Laws require withholding of Taxes, Novocodex shall notify Ambrx in writing number of tax payable in advance, before it makes such withholding payments and subtracts the amount thereof from the payments. Novocodex shall submit appropriate proof of payment of the withheld Taxes to Ambrx and shall provide Ambrx with the official receipts within a reasonable period of time. Notwithstanding the foregoing, to the extent permitted by Applicable Laws and upon request of Ambrx, Novocodex shall use Commercially Reasonable Efforts to apply for approvals from competent PRC tax authorities, on behalf of Ambrx, for reduction or exemption of applicable PRC taxes over the payments made by Novocodex to Ambrx, before it makes the withholding payments and subtracts the amount thereof from the payments due to Ambrx.

6.15

PAYMENT PROCEDURES. Novocodex shall be responsible for obtaining any and all governmental approval/registration procedures (if legally required) and foreign exchange related procedures/formalities in connection with repatriation of any payments made by Novocodex to Ambrx under the Agreement to the bank accounts designated by Ambrx outside China, and Ambrx will provide reasonable assistance if necessary.

ARTICLE 7

INTELLECTUAL PROPERTY

7.1

OWNERSHIP. Novocodex is the sole owner of any Novocodex Improvements. Ambrx is the sole owner of any Ambrx Improvements. Joint Development Technology is co-owned by Novocodex and Ambrx. Other than provided herein, each Party is responsible for filing and prosecuting of Patent Rights stemming from its own inventions.

7.2	FILING, PROSECUTION AND MAINTENANCE OF PATENTS FOR JOINT DEVELOPMENT TECHNOLOGY.

7.2.1

JOINT DEVELOPMENT TECHNOLOGY. Ambrx shall have the first right to file patent applications for Joint Development Technology (in the name of both Novocodex and Ambrx) and thereafter prosecute and maintain Patent Rights for such Joint Development Technology. In the event that Ambrx files such patent applications and thereafter prosecutes and maintains Patent Rights for such Joint Development Technology, Novocodex shall execute such documents and perform such ministerial acts, at Novocodex’s expense, as may be reasonably necessary for Ambrx to continue such prosecution or maintenance of Patent Rights claiming such Joint Development Technology. Ambrx shall, in its sole discretion, have a right to choose external counsel to assist in the procurement and maintenance of such Joint Development Technology; provided that Ambrx’s choice of counsel will not present a conflict of interest for Novocodex. With respect to a given Joint Development Technology, Ambrx may elect not to file or may elect not to file in a particular country and if so, Ambrx shall notify Novocodex and Novocodex shall have the right to file such patent applications for such Joint Development Technology (in the name of both Novocodex and Ambrx) and thereafter prosecute and maintain Patent Rights for such Joint Development Technology. In the event that Novocodex files such patent applications and thereafter prosecutes and maintains Patent Rights for such Joint Development Technology, Ambrx shall execute such documents and perform such ministerial acts, at Ambrx’s expense, as may be reasonably necessary for Novocodex to continue such prosecution or maintenance of Patent Rights claiming such Joint Development Technology. Novocodex shall, in its sole discretion, have a right to choose external counsel to assist in the procurement and maintenance of such Joint Development Technology; provided that Novocodex’s choice of counsel will not present a conflict of interest for Ambrx.

7.2.2

NOVOCODEX IMPROVEMENTS. Novocodex shall have the first right, at its sole cost and expense, to file patent applications for Novocodex Improvement and thereafter prosecute and maintain Patent Rights for such Novocodex Improvements. With respect to a given Novocodex Improvement, Novocodex may elect not to file or may elect not to file in a particular country outside the Territory and if so, Novocodex shall notify Ambrx and Ambrx shall have the right but not the obligation to file such patent applications for such Novocodex Improvement and thereafter prosecute and maintain Patent Rights for such Novocodex Improvement. In such event, Novocodex shall execute such documents and perform such ministerial acts, at Ambrx’s expense, as may be reasonably necessary for Ambrx to continue such prosecution or maintenance of Patent Rights claiming such Novocodex Improvements outside the Territory.

7.2.3	REVIEW AND CONSULTATION. In each case in connection with the foregoing with respect to Joint Development Technology and Novocodex Improvement, as applicable,

the filing Party (a) shall keep the non-filing Party advised of the status of the actual and prospective patent filings; (b) upon the non-filing Party’s written request, shall provide advance copies of any papers related to the filing, prosecution and maintenance of such patent filings; (c) shall give the non-filing Party an opportunity to review the text of the application before filing and shall consult with the non-filing Party with respect thereto; (d) shall give the non-filing Party an opportunity to review and comment on any documents relating to such patent filings that will be filed in any patent office at least twenty (20) days before such filing and give due consideration to such substantive, non-cumulative comments; (e) shall supply the non-filing Party with a copy of the application as-filed, together with notice of its filing date and serial number; and (f) shall promptly give notice to the non-filing Party of the grant, lapse, revocation, surrender, invalidation or abandonment of any Patent Rights claiming Joint Development Technology and Novocodex Improvement, as applicable) for which it is responsible for the filing, prosecution or maintenance hereunder (provided that the filing Party shall give at least thirty (30) days prior written notice to the non-filing Party of any desire to cease prosecution and/or maintenance of such Patent Rights).

7.2.4

COSTS. The Parties shall [***] costs of filing patent applications and procuring and maintaining Patent Rights in the United States, Japan, China, Brazil, and with the European Patent Office (including but not limited to all National Phase filing costs and fees) for such Joint Development Technology; Ambrx shall be responsible for [***] of filing patent applications and procuring and maintaining Patent Rights for such Joint Development Technology in all other jurisdictions outside the Territory, provided however, if, pursuant to Section 7.2.1, Ambrx elects not to file in a particular country in such other jurisdictions and Novocodex elects to file in such particular country for such Joint Development Technology, then Novocodex shall pay [***]% of the costs to file and maintain said Patent Rights in said elected country. Further, if, pursuant to Section 7.2.2, Novocodex elects not to file in a particular country outside the Territory and Ambrx elects to file and maintain Patent Rights on such Novocodex Improvements, then Ambrx shall pay [***]% of the costs to file and maintain said Patent Rights in the elected country(ies). For clarity, Ambrx shall be responsible for prosecuting and maintaining Ambrx Existing Patent Rights and Ambrx Patent Rights in and outside the Territory [***].

7.3	ENFORCEMENT OF PATENT RIGHTS.

7.3.1

NOTICE. Each Party shall promptly notify the other Party of any infringement or possible infringement by a third party of any rights licensed to Novocodex under this Agreement. Further, Ambrx shall give Novocodex, and Novocodex shall give Ambrx, notice of any infringement of (i) any Ambrx Existing Patent Rights in the Territory, or any misappropriation or misuse of Ambrx Know-How, that may come to Ambrx’s or Novocodex’s attention. Novocodex and Ambrx shall thereafter consult and cooperate fully to determine a course of action, including but not limited to, the commencement of legal action by Novocodex and/or Ambrx, to terminate any infringement of such Ambrx Existing Patent Rights or any misappropriation or misuse of such Ambrx Know-How, as applicable.

7.3.2

SUIT BY NOVOCODEX. Novocodex shall have the first right, but not obligation, to initiate and prosecute such legal action at its own expense and in the name of Novocodex to terminate any infringement relating to such Ambrx Existing Patent Rights or such Ambrx Know-How in the Territory, as applicable. Should Novocodex elect to bring suit against an infringer, Novocodex shall keep Ambrx reasonably informed of the progress of the action and shall give Ambrx a reasonable opportunity in advance to consult with Novocodex and offer its views about major decisions affecting the litigation. Novocodex shall give careful consideration to Ambrx views, but shall have the right to control the action; provided, however, that if the validity and/or enforceability of the Ambrx Existing Patent Rights is raised by the infringer in the action or, or if Novocodex’s license to a Valid Claim in the suit terminates, Ambrx may elect to take control of the action pursuant to Section 7.3.5. Should Novocodex elect to bring suit against an infringer and Ambrx is joined as party plaintiff in any such suit, Ambrx shall have the right to approve the counsel selected by Novocodex to represent Novocodex and Ambrx, such approval not to be unreasonably withheld. The expenses of such suit or suits that Novocodex elects to bring, including any expenses of Ambrx incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Novocodex and Novocodex shall hold Ambrx free, clear and harmless from and against any and all costs of such litigation, including reasonable attorneys’ fees. Novocodex shall not compromise or settle such litigation without the prior written consent of Ambrx, which consent shall not be unreasonably withheld or delayed. In the event Novocodex exercises its right to sue pursuant to this Section 7.3.2, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Ambrx shall receive an amount equal to [***] ([***]%) of such funds and the remaining [***] ([***]%) of such funds shall be retained by Novocodex.

7.3.3

SUIT BY AMBRX. If Novocodex does not take action in the prosecution, prevention, or termination of any infringement pursuant to Section 7.3.2 above, and has not commenced negotiations with the infringer for the discontinuance of said infringement, within ninety (90) days after receipt of notice to Novocodex by Ambrx of the existence of an infringement, Ambrx may elect to do so. Should Ambrx elect to bring suit against an infringer and Novocodex is joined as party plaintiff in any such suit, Ambrx shall have the right to select the counsel to represent Ambrx and Novocodex unless otherwise conflicted out. The expenses of such suit or suits that Ambrx elects to bring, including any expenses of Novocodex incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Ambrx. In the event Ambrx exercises its right to sue pursuant to this Section 7.3.3, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Novocodex shall receive an amount equal to [***] ([***]%) of such funds and the remaining [***] ([***]%) of such funds shall be retained by Ambrx. Notwithstanding the foregoing, Ambrx shall have the right to initiate and prosecute any legal action(s) relating to Licensed Intellectual Property Rights or Ambrx Background Technology outside the Territory at its own expense.

7.3.4

COOPERATION. Each party agrees to cooperate fully in any action under this ARTICLE 7 that is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

7.3.5

DECLARATORY JUDGMENT & INVALIDITY CHALLENGE. If a declaratory judgment action is brought naming Novocodex and/or any of its Affiliates as a defendant, or a claim alleging invalidity or unenforceability of any Valid Claims within the Ambrx Existing Patent Rights, Novocodex shall promptly notify Ambrx in writing and Ambrx may elect, upon written notice to Novocodex within thirty (30) days after Ambrx receives notice of the commencement of such action, to take over the defense of the invalidity and/or unenforceability aspect of the action solely.

7.4	INFRINGEMENT ACTIONS BY THIRD PARTIES.

7.4.1

NOTICE. Each Party shall notify the other Party promptly in writing of any claim of, or action for, infringement of any Patent Rights owned or licensed by Third Parties which is threatened, made or brought against either Party by reason of either Party’s performance of its obligations under this Agreement or development, manufacture, use or sale of any Licensed Products in the Territory.

7.4.2

DEFENSE. In the event that such an action for infringement is commenced by a Third Party solely against a Party or both Parties jointly and/or any of their respective Affiliates, as the case may be, with respect to a Licensed Product developed and commercialized by Novocodex and/or its Affiliate, Ambrx shall defend such action at its own expense, and Novocodex hereby agrees to assist and cooperate with Ambrx to the extent necessary in the defense of such suit. Ambrx shall have the right to settle any such action or consent to an adverse judgment thereto, and Novocodex’s consent shall not be required unless such settlement or consent: (i) imposes any material obligation on Novocodex or limits Ambrx’s obligations to Novocodex under this Agreement or (ii) materially impairs Novocodex’s rights herein. For clarity, any payment including royalty payments to such Third Party as a result of such settlement shall not require Novocodex’s consent.

7.4.3

PAYMENT OBLIGATION. During the pendency of any such action, Novocodex shall continue to pay all royalties and other payments due hereunder. Ambrx shall retain any award or compensation (including the fair market value of non-monetary compensation) received by Ambrx as a result of any such action (i.e., as a result of a counterclaim).

ARTICLE 8

CONFIDENTIALITY & PUBLICATIONS

8.1	NONDISCLOSURE OBLIGATION. EXCEPTIONS. Except to the extent expressly authorized by this Agreement the Parties agree that, during the Term of this Agreement and for ten (10) years thereafter, each Party and its Affiliates, if any (collectively, a “receiving Party”), shall use their best efforts to keep Confidential Information & Materials completely confidential, shall not publish or otherwise disclose to any Third Party and shall not use for any purpose other than the performance of this Agreement both the financial terms of this Agreement and any information furnished to it by the other Party or its Affiliates, if any (collectively, a “disclosing Party”) (and shall ensure that its and its Affiliates’ respective directors, officers, employees or agents do likewise), except to the extent that it can be established by the receiving Party by competent proof that such information: (i) is, or hereafter becomes, generally available to the public other than by reason of any default by the receiving Party with respect to its confidentiality obligations hereunder; (ii) was already known to the receiving Party at the time of disclosure by the disclosing Party; (iii) was lawfully disclosed to the receiving Party by a Third Party not in default of any confidentiality obligation to the disclosing Party; or (iv) is independently developed by or for the receiving Party without reference to or reliance upon the information furnished by the disclosing Party.

8.2

EXCLUSIONS TO CONFIDENTIALITY. The restrictions contained in Section 8.1 shall not apply to any Confidential Information & Materials in the hands of a receiving Party that (i) is submitted by the receiving Party to governmental authorities to facilitate the issuance of Marketing Authorization for Licensed Products in the Territory, provided that reasonable measures shall be taken to assure confidential treatment of such information, if practicable, or (ii) is otherwise required to be disclosed in compliance with Applicable Laws (including, without limitation, to comply with any governmental or stock exchange disclosure requirements) or an order by a court or other regulatory body having competent jurisdiction; provided, however, that if a receiving Party is required to make any such disclosure of the disclosing Party’s Confidential Information & Materials such receiving Party shall, except where impracticable for necessary disclosures (for example to physicians conducting studies or to health authorities), give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications or otherwise, will use its best efforts to secure confidential treatment of such Confidential Information & Materials required to be disclosed. In addition, any press release or other public announcement permitted by the terms of Section 8.4 hereof shall be excluded from the provisions of Section 8.1.

8.3

PUBLICATION. Novocodex and Ambrx each acknowledge the other Party’s interest in publishing the results of its research in order to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, except for disclosures permitted pursuant to Section 8.2, either Party, its employees or consultants wishing to make a publication with respect to the development or clinical results regarding the Licensed Products hereunder shall deliver to the other Party a copy of the proposed written publication or an outline of an oral disclosure at least sixty (60) days prior to submission for publication or presentation. The reviewing Party shall have the right (a) to propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If the reviewing Party requests a delay, the publishing Party shall delay submission or presentation for a period of one hundred and twenty (120) days to enable patent applications protecting each Party’s rights in such information to be filed in accordance with Article 7 above. Upon expiration of such one hundred and twenty (120) days, the publishing Party shall be free to proceed with the publication or presentation. If the reviewing Party requests modifications to the publication or presentation, the publishing Party shall edit such publication to prevent disclosure of trade secret or proprietary business information prior to submission of the publication or presentation.

8.4

PUBLICITY/USE OF NAMES. No disclosure of the existence, or the terms, of this Agreement may be made by either Party, and neither Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Applicable Law or as permitted pursuant to Section 8.2; provided that in the event disclosure is required by Applicable Law, the disclosing Party shall use good-faith efforts to give the non-disclosing Party an opportunity, with reasonable advance notice, to review and comment on any proposed disclosure. Notwithstanding Section 8.4 herein, Novocodex and Ambrx shall make reasonable effort to issue a mutually agreed joint press releases as shown in Exhibit 8.4 regarding the execution of this Agreement and the cooperation between both Parties, provided further, any further press release to be issued by one Party mentioning the execution of this Agreement or naming the other Party shall be approved in advance by the other Party.

8.5

INJUNCTIVE RELIEF. The Parties acknowledge that monetary damages alone may not adequately compensate the disclosing Party in the event of a material breach by the receiving Party of this ARTICLE 8, and that, in addition to all other remedies available to the disclosing Party under this Agreement, at law or in equity, to the extent permitted by Applicable Laws, it shall be entitled to seek injunctive relief for the enforcement of its rights under this ARTICLE 8.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1	MUTUAL REPRESENTATIONS AND WARRANTIES. Each Party represents and warrants to the other Party the following as of the Effective Date:

9.1.1

CORPORATE POWER. Such Party is duly organized and validly existing under the laws of the country/state of its organization, and has full legal and corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

9.1.2

DUE AUTHORIZATION AND EXECUTION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the necessary corporate actions of such Party. This Agreement has been duly executed by such Party. This Agreement and any other documents contemplated hereby constitute valid and legally binding obligations of such Party enforceable against it in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors.

9.1.3

NON-CONTRAVENTION. The execution, delivery and performance by such Party of this Agreement and any other agreements and instruments contemplated hereunder will not (i) in any material respect violate any statute, regulation, judgment, order, decree or other restriction of any governmental authority to which such Party is subject, (ii) violate any provision of the corporate charter, by-laws or other organizational documents of such Party, or (iii) constitute a material violation or breach by such Party of any provision of any material contract, agreement or instrument to which such Party is a party or to which such Party may be subject although not a party.

9.2	REPRESENTATIONS BY AMBRX. Ambrx represents and warrants to Novocodex the following as of the Effective Date:

9.2.1	to Ambrx’s knowledge, the Licensed Intellectual Property Rights exist and are not invalid or unenforceable, in whole or in part;

9.2.2

it has not previously (i) assigned, transferred, conveyed or otherwise encumbered its right, title and/or interest in Licensed Intellectual Property Rights related to ARX305 in the Field in the Territory, or (ii) granted any rights to any Third Parties, in either case that would conflict with the rights granted to Novocodex hereunder;

9.2.3	to Ambrx’s knowledge, it is the sole and exclusive owner or sole and exclusive licensee of Licensed Intellectual Property Rights related to ARX305 in the Territory,

9.2.4

to Ambrx’s knowledge, there are no claims, judgments or settlements against or owed by Ambrx and, no pending or threatened claims or litigation relating to Licensed Intellectual Property Rights in the Territory.

9.3	REPRESENTATIONS BY NOVOCODEX. Novocodex represents, warrants and covenants to Ambrx that:

9.3.1

All necessary consents, approvals and authorizations of all regulatory authorities and other governmental authorities and other persons or entities required to be obtained by Novocodex in order to enter into this Agreement have been obtained or, with respect to such consents, approvals and authorizations of regulatory authorities or other governmental authorities that cannot be obtained before the Effective Date, will be obtained within sixty (60) days after the Effective Date.

9.3.2

Novocodex, its Affiliates, and its and their respective principals, owners, officers, directors, employees, agents, consultants, and joint venture partners, and any other party acting on behalf of Novocodex (collectively as “Novocodex Representatives”), have not and shall not offer, promise, provide, or accept any item of value (broadly meaning any monetary payment, such as fees or commissions, or nonmonetary benefit, such as employment opportunities, gifts, travel or entertainment), directly or indirectly, to or from any person in exchange for a business advantage;

9.3.3

All Novocodex Representatives shall abide by all applicable anti-bribery and corruption laws, including the United States Foreign Corrupt Practices Act of 1977 and any other international or local laws of a similar nature or having similar effect now existing or to be enacted in the future;

9.3.4

No principal, owner, officer, director, employee or agent of Novocodex or its Affiliates is currently a “Government Official,” defined as: (a) an officer, agent or employee of a government; or (b) a candidate for government or political office.

9.3.5

No Government Official who is closely related to a Novocodex Representative has been or will be, directly or indirectly, involved in influencing, obtaining, or retaining business on behalf of Novocodex or fulfilling Novocodex’s obligations to Ambrx under this Agreement;

9.3.6

No Novocodex Representative (i) is listed on the Office of Foreign Assets Control’s (“OFAC”) “Specially Designated National and Blocked Person List” (“SDN List”) or otherwise subject to any sanction administered by OFAC (“U.S. Economic Sanctions”); (ii) is owned, controlled by or acting on behalf of, directly or indirectly, any person, entity, or government listed on the SDN List or otherwise subject to any U.S. Economic Sanction; (iii) has made sales to, contracted with, or otherwise engaged in any dealing or transaction with or for the benefit of any person, entity, or government listed on the SDN List or otherwise subject to any U.S. Economic Sanction during the previous five years; or (iv) has used, directly or indirectly, any corporate funds to contribute to or finance the activities of any person, entity, or government listed on the SDN List or otherwise subject to any U.S. Economic Sanction.

9.3.7

Novocodex and its Affiliates (i) are in compliance in all material respects with all Applicable Laws relating to anti-money laundering, and (ii) are not and have not been part of any proceedings (nor is any such proceeding pending or threatened) with respect to any such laws.

9.3.8

Both the Ambrx Existing Patent Rights and the Ambrx Know-How are permitted to be imported into China under PRC law, and none of it falls within the PRC categories for technologies that are restricted or prohibited from being imported.

9.3.9

Novocodex and its Affiliates will use the Ambrx Existing Patent Rights and Ambrx Know-How solely for the purpose of the development, use, manufacture or sale of the Licensed Products in Territory strictly in accordance with the terms of this Agreement and not for any other purpose.

9.3.10

Novocodex and its Affiliates shall invest sufficient resources and funds and use Commercially Reasonable Efforts to achieve Novocodex Follow-up Events so as to develop and commercialize Licensed Product in the Territory and obtain Phase I Clinical Data outside the Territory.

ARTICLE 10

INDEMNIFICATION & INSURANCE

10.1

INDEMNIFICATION BY NOVOCODEX. Novocodex hereby agrees to indemnify, hold harmless and defend Ambrx, its Affiliates and their respective officers, directors, agents, employees, successors and assigns (collectively, the “Ambrx Indemnified Parties”) against any and all losses, costs, expenses, fees or damages arising out of or relating to claims, allegations, suits, actions or proceedings asserted by any Third Party, whether governmental or private, arising out of or relating to (i) the development, manufacture, use, sale or other disposition of Licensed Products by Novocodex or its Affiliates or sublicensees under this Agreement, (ii) failure to perform its obligations under this Agreement by Novocodex, its Affiliates or their respective officers, directors, agents or employees, (iii) the breach of any of Novocodex’s covenants, representations or warranties under this Agreement, or (iv) the negligence or willful misconduct by Novocodex, its Affiliates or their respective officers, directors, agents or employees, in performing any obligations under this Agreement.

10.2

INDEMNIFICATION BY AMBRX. Ambrx hereby agrees to indemnify, hold harmless and defend Novocodex, its Affiliates and their respective officers, directors, agents, employees, successors and assigns (collectively, the “Novocodex Indemnified Parties”) against any and all losses, costs, expenses, fees or damages arising out of or relating to claims, allegations, suits, actions or proceedings asserted by any Third Party, whether governmental or private, arising out of or relating to (i) failure to perform its obligations under this Agreement by Ambrx, its Affiliates or their respective officers, directors, agents or employees, (ii) the breach of any of AMBRX’s covenants, representations or warranties under this Agreement, or (iii) the negligence or willful misconduct by Ambrx, its Affiliates or their respective officers, directors, agents or employees, in performing any obligations under this Agreement.

10.3

PROCEDURE. If a Party is seeking indemnification under Article 10 (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the claim giving rise to the obligation to indemnify pursuant to Article 10 as soon as reasonably practicable after receiving notice of the claim (provided, however, any delay or failure to provide such notice shall not constitute a waiver or release of, or otherwise limit, the Indemnified Party’s rights to indemnification under, as applicable, Article 10 except to the extent that such delay or failure materially prejudices the Indemnifying Party’s ability to defend against the relevant claims). The Indemnifying Party shall have the right to assume the defense of any such claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the Indemnifying Party. The Indemnifying Party shall not settle any claim without the prior written consent of the Indemnified Party, which the Indemnifying Party may provide in its sole discretion. The Indemnified Party shall not settle or compromise any such claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld.

10.4	INSURANCE.

10.4.1

AMOUNT. Beginning the First Commercial Sale of Licensed Product by Novocodex or by an Affiliate, Novocodex shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts decided by the JSC and naming Ambrx as additional insured. During clinical trials of Licensed Product in the Territory, Novocodex shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as Ambrx shall require, naming Ambrx as additional insured. During the Phase I clinical trials of Licensed Product outside the Territory, Ambrx shall procure and maintain commercial general liability insurance in such equal or lesser amount as Novocodex shall require, naming Novocodex as additional insured. Such commercial general liability insurance shall provide: (a) product liability coverage and (b) broad form contractual liability coverage for Novocodex’s and Ambrx’s indemnification obligations under this Agreement.

10.4.2

EVIDENCE. Novocodex shall provide Ambrx with written evidence of such insurance upon request of Ambrx. Novocodex shall provide Ambrx with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance.

10.4.3

MAINTENANCE. Novocodex shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during: (a) the period that any Licensed Product is being commercially distributed or sold by Novocodex or its Affiliate and (b) a reasonable period after the period referred to in (a) above which in no event shall be less than ten (10) years.

ARTICLE 11

TERM & TERMINATION

11.1

TERM. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 11, shall continue in full force and effect until the expiration of the Royalty Term with respect to Licensed Products in Territory (the “Term”).

11.2

EFFECT OF EXPIRATION. Following the expiration of this Agreement with respect to Licensed Product in the Territory pursuant to Section 11.1, Novocodex shall have the royalty-free, perpetual right to continue to make, have made, use, sell, offer for sale, have sold and export such Licensed Product In the Territory.

11.3	TERMINATION BY NOVOCODEX. Novocodex may terminate this Agreement upon six (6) months prior written notice to Ambrx.

11.4	TERMINATION FOR DEFAULT. Each Party shall have the right to terminate this Agreement, upon notice to the other Party, in the event that:

11.4.1

Such other Party materially defaults with respect to any of its material obligations under this Agreement and does not cure such default within sixty (60) days after the receipt of a notice from the non-breaching Party specifying the nature of, and requiring the remedy of, such default (or, if such default cannot be cured within such sixty (60)-day period, if the breaching Party does not commence and diligently continue actions to cure same during such sixty (60)-day period);

11.4.2

The other Party shall have: (i) voluntarily commenced any proceeding or filed any petition seeking relief under the bankruptcy, insolvency or other similar laws of any jurisdiction, (ii) applied for, or consented to, the appointment of a receiver, trustee, custodian, sequestrator, conciliator, administrator or similar official for it or for all or substantially all of its property, (iii) filed an answer admitting the material allegations of a petition filed against or in respect of it in any such proceeding, (iv) made a general assignment for the benefit of creditors of all or substantially all of its assets, (v) admitted in writing its inability to pay all or substantially all of its debts as they become due, or (vi) taken corporate action for the purpose of effecting any of the foregoing; or

11.4.3

An involuntary proceeding shall have been commenced, or any involuntary petition shall have been filed, in a court of competent jurisdiction seeking: (i) relief in respect of the other Party, or of its property, under the bankruptcy, insolvency or similar laws of any jurisdiction, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conciliator, administrator or similar official for such other Party or for all or substantially all of its property, or (iii) the winding-up or liquidation of such other Party; and, in each case, such proceeding or petition shall have continued undismissed for sixty (60) days, or an order or decree approving or ordering any of the foregoing shall have continued unstayed, unappealed and in effect for thirty (30) days.

11.5	EFFECT OF TERMINATION.

11.5.1	TERMINATION OF RIGHTS.

i.

Upon termination of this Agreement by Ambrx pursuant to Section 11.4 or by Novocodex pursuant to Section 11.3, (i) the rights and licenses granted to Novocodex under Sections 2.1, 2.2, 2.3, and 2.4 shall terminate, all rights therein or under will revert to Ambrx and neither Novocodex nor its Affiliates may make, develop, manufacture, have manufactured, sell, offer for sale and have sold Licensed Products in the Territory; (ii) the rights and licenses granted to Ambrx under Sections 2.6 and 2.7 will revert back to Novocodex, provided however, Novocodex shall not assert against Ambrx, its Affiliates or sublicensees any claims for infringement of the reverted rights in the event Ambrx and/or its Affiliate and/or sublicensees continue to make, develop, manufacture, have manufactured, sell, offer for sale and have sold Licensed Products; and (iii) any existing agreements that contain a sublicense shall terminate to the extent of such sublicense; provided, however, that, for each sublicensee, upon termination of the sublicense agreement with such sublicensee, if the termination is not caused by any action or inaction of the sublicensee, such sublicensee shall have the right to seek a license from Ambrx at Ambrx’s sole discretion.

ii.

Upon termination of this Agreement by Novocodex pursuant to Section 11.4, (i) the rights and licenses granted to Novocodex under Sections 2.1, 2.2, 2.3 and 2.4 shall terminate, all rights therein or under will revert to Ambrx and neither

Novocodex nor its Affiliates may make any further develop, manufacture, have manufactured, sell, offer for sale and have sold Licensed Products in the Territory; and (ii) rights and licenses granted to Ambrx under Sections 2.6 and 2.7 will revert to Novocodex.

11.5.2

NO RELEASE. Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

11.5.3

RIGHTS TO SELL STOCK ON HAND. After the date of termination, Novocodex and its Affiliates (a) may sell Licensed Products then in stock and (b) may complete the production of Licensed Products then in the process of production and sell the same; provided that, in the case of both (a) and (b), Novocodex shall pay the applicable royalties and payments to Ambrx in accordance with Article 6.

11.5.4

TRANSFER OF INFORMATION, MATERIALS AND REGULATORY FILINGS AND. Notwithstanding the foregoing, upon termination of this Agreement by either party pursuant to Section 11.4 or by Novocodex pursuant to Section 11.3, Novocodex shall promptly transfer and assign to Ambrx ownership of all preclinical data, clinical data, regulatory filings and any other information and materials as necessary for Ambrx, its Affiliate or successor to continue to develop and commercialize the Licensed Product or ARX305 in the Territory, Phase I Clinical Data in a jurisdiction outside the Territory to the extent permissible by Applicable Law; if such transfer and assignment is not legally permitted, Novocodex shall provide Ambrx with the right to reference, cross-reference, review, have access to, incorporate and use all documents and other materials filed by or on behalf of Novocodex and its Affiliates with any Regulatory Authority in furtherance of applications for Marketing Authorization in the Territory or outside the Territory with respect to Licensed Product. Ambrx shall be entitled to freely and exclusively use and to grant others the right to use all such materials and documents delivered pursuant to this Section 11.5.4.

11.5.5

RETURN OF CONFIDENTIAL INFORMATION & MATERIALS. Upon any termination of this Agreement, each Party shall promptly return to the other Party all Confidential Information & Materials or Know-How received from the other Party, except as reasonably required to exercise any surviving rights or licenses hereunder.

11.6	ACCRUED RIGHTS; SURVIVAL.

11.6.1

Termination or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination or expiration. Such termination or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement. The rights of the Parties upon termination described in this Agreement shall not be exclusive of any other rights or claims at law or in equity that either Party may have against the other arising out of this Agreement.

11.6.2

Termination, relinquishment or expiration of this Agreement shall not terminate each Party’s obligation to pay all royalties, milestone or follow-up payments and other monetary obligations that may have accrued hereunder prior to such termination. All of the Parties’ rights and obligations under Sections 2.10, 7.1, 7.2, 7.3, and 7.4, and ARTICLE 1, ARTICLE 8, ARTICLE 10, ARTICLE 11, ARTICLE 12, ARTICLE 13 and ARTICLE 14 shall survive termination, relinquishment or expiration hereof.

ARTICLE 12

LIMITATIONS OF LIABILITY

12.1

EXCLUSION OF DAMAGE. EXCEPT WITH RESPECT TO ARTICLE 8 (CONFIDENTIALITY), ARTICLE 9 (REPRESENTATIONS AND WARRANTIES) AND ARTICLE 10 (INDEMNIFICATION), IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR PUNITIVE DAMAGES INCURRED BY SUCH PARTY ARISING UNDER OR AS A RESULT OF THIS AGREEMENT (OR THE TERMINATION HEREOF) INCLUDING, BUT NOT LIMITED TO, THE LOSS OF PROSPECTIVE PROFITS OR ANTICIPATED SALES, OR ON ACCOUNT OF EXPENSES, INVESTMENTS, OR COMMITMENTS IN CONNECTION WITH THE BUSINESS OR GOODWILL OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

12.2

MAXIMUM LIABILITY. EXCEPT FOR NOVOCODEX’S PAYMENT OBLIGATIONS HEREUNDER AND EXCEPT WITH RESPECT TO ARTICLE 8 (CONFIDENTIALITY), ARTICLE 9 (REPRESENTATIONS AND WARRANTIES) AND ARTICLE 10 (INDEMNIFICATION), EACH PARTY’S MAXIMUM LIABILITY TO THE OTHER PARTY FOR ANY KIND OF LOSS, DAMAGE OR LIABILITY ARISING UNDER OR IN CONNECTION WITH ITS PERFORMANCE OR BREACH HEREOF, UNDER ANY THEORY OF LIABILITY, SHALL NOT EXCEED [***] ($[***]).

12.3

FAILURE OF ESSENTIAL PURPOSE. The limitations specified in this ARTICLE 12 shall survive and apply even if any limited remedy specified in this Agreement is found to have failed of its essential purpose.

ARTICLE 13

DISPUTE RESOLUTION

13.1	DISPUTES. Subject to 13.2, upon the written request of either Party to the other Party, any claim, dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement (a “Dispute”) will be referred to the Executive Officers (or such Executive Officer’s designee with decision-making authority) for attempted resolution. In the event such executives are unable to resolve such Dispute within 30 days after the initial written request, then, upon the written demand of either Party, the Dispute shall be subject to arbitration, as provided in Section 13.2, except as expressly set forth in 13.2.

13.2

ARBITRATION. Any Dispute that cannot be resolved pursuant to Section 13.1 will be referred to and finally resolved by arbitration in accordance with the International Chamber of Commerce (the “Rules”) by the Hong Kong International Arbitration Centre (“HKIAC”), by an arbitral tribunal composed of three (3) arbitrators, with each Party appointing one (1) arbitrator and the third arbitrator to be selected by mutual agreement of the two (2) arbitrators appointed by the Parties. The foregoing arbitration proceedings may be commenced by either Party by notice to the other Party. All arbitration proceedings will be conducted in the English language. The allocation of expenses of the arbitration, including reasonable attorney’s fees, will be determined by the arbitrators, or, in the absence of such determination, each Party will pay its own expenses. All rulings by the arbitrators will be final.

13.3

EXCEPTIONS. Nothing contained in this Agreement shall deny either Party the right to seek, upon good cause, injunctive or other equitable relief from a court of competent jurisdiction in the context of an emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing dispute resolution discussions or arbitration proceedings. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patent Rights or other intellectual property rights, and no such claim shall be subject to arbitration pursuant to 13.2.

ARTICLE 14

MISCELLANEOUS

14.1

FORCE MAJEURE. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

14.2

ASSIGNMENT. Except as provided in this Section 14.2, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party. Notwithstanding the foregoing, either Party may, without the other Party’s consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate; provided, however, that the assigning party must notify the other party at least twenty (20) days prior to completion of any such assignment. Further, each party may assign this Agreement to any assignee of all or substantially all of such Party’s business to a successor in interest in connection with the transfer or sale of all or substantially all of its business or assets to which this Agreement relates, or in the event of such Party’s merger, consolidation or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. This Agreement is binding upon the permitted successors and assigns of the Parties. Any attempted assignment not in accordance with this Section 14.2 shall be void.

14.3

SEVERABILITY. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their good faith efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

14.4

NOTICES. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by internationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Ambrx, to:	Ambrx, Inc.
10975 North Torrey Pines Road
La Jolla, CA 92037
Attn: Office of General Counsel
Facsimile No.:

With a copy to:
Goodwin Procter LLP
One Exchange Square
Suite 2801, 8 Connaught Place
Central, Hong Kong
Attn: Wenseng “Wendy” Pan, Esq.
Facsimile No.:

If to Novocodex, to:	NovoCodex Biopharmaceuticals Ltd.,
398 Mahuan Road, Binhaixincheng, Shaoxing, Zhejiang 312366, the People’s Republic of China
Attn: Zhenlan Hu
Facsimile No.:

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered, if personally delivered or sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch, if sent by internationally-recognized overnight courier; or (c) on the fifth (5th) business day following the date of mailing, if sent by mail.

14.5

APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region, without reference to any rules of conflict of laws or renvoi. The United Nations Convention on the Sale of Goods shall not apply to this Agreement. All disputes arising from or in connection with this Agreement shall be submitted for arbitration in accordance with the UNCITRAL Arbitration Rules in accordance with the HKIAC Procedures for the Administration of International Arbitration in force at the date of this Agreement. The place of arbitration shall be in Hong Kong at Hong Kong International Arbitration Centre.

14.6

ENTIRE AGREEMENT; AMENDMENTS. This Agreement together with the Schedules hereto contains the entire understanding of the Parties with respect to the subject matter hereof, including the research program and the licenses granted hereunder. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with regard to the subject matter hereof, including the research program and/or the licenses granted hereunder, are superseded by the terms of this Agreement. The Schedules to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

14.7

HEADINGS AND INTERPRETATION. The captions to the several Articles and Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, or Schedule or Exhibit shall be deemed to be a reference to an Article, Section, subsection, paragraph, clause, or Schedule or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa, (d) whenever any provision of this Agreement uses the term “including” (or “includes” or words of similar import), such term shall not be limiting and such term shall be deemed to mean “including without limitation” (or “includes without limitation”), (e) the word “or” shall not be construed as exclusive, and (f) references to any Articles or Sections include Sections and subsections that are part of the reference Article or section (e.g., a section numbered “Section 2.2.1” would be part of “Section 2.2.”, and references to “Article 2” or “Section 2.2.” would refer to material contained in the subsection described as “Section 2.2.2”).

14.8

INDEPENDENT CONTRACTORS. It is expressly agreed that Ambrx and Novocodex shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Ambrx nor Novocodex shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

14.9

WAIVER. The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party, whether of a similar nature or otherwise.

14.10

CUMULATIVE REMEDIES. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

14.11

WAIVER OF RULE OF CONSTRUCTION. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

14.12

BUSINESS DAY REQUIREMENTS. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a business day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring business day.

14.13

COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes hereof, a scanned copy of this Agreement, including the signature pages hereto, will be deemed to be an original.

14.14

PRC REGULATORY MATTERS. Novocodex shall be responsible for any and all PRC related regulatory approvals, registrations and/or filings in connection with performance of this Agreement, including without limitation registering this Agreement with competent commission of commerce and providing registration certificate to Ambrx within sixty (60) days after execution of this Agreement. Before Novocodex’s filing or submission of any reports or other documents with any PRC governmental authority or securities exchange, it shall provide copies of any such reports or documents to be filed or submitted to Ambrx for its prior consents; after regulatory approvals, registrations and/or filings are completed, Novocodex shall provide a copy of relevant certificates to Ambrx immediately.

14.15

EXPORT LAWS. Notwithstanding anything to the contrary contained herein, all obligations of Ambrx and Novocodex are subject to prior compliance with the export regulations of the United States and any other relevant country and such other laws and regulations in effect in the United States and/or any other relevant country as may be applicable, and to obtaining all necessary approvals required by the applicable agencies of the governments of the United States and any other relevant countries. Ambrx and Novocodex shall cooperate with each other and shall provide assistance to the other as reasonably necessary to obtain any required approvals.

14.16

FURTHER ACTIONS. Each Party will execute, acknowledge and deliver such further instruments, and to do all such other ministerial, administrative or similar acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.17

NO THIRD PARTY RIGHTS. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.

14.18

EXPENSES. Except as otherwise specifically provided in this Agreement, each Party (and its Affiliates) shall bear its own costs and expenses in connection with entering into this Agreement and the consummation of the transactions and performance of its obligations contemplated hereby.

14.19

EXTENSION TO AFFILIATES. Novocodex shall have the right to extend the rights, licenses, immunities and obligations granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to Novocodex. Novocodex shall remain fully liable for any acts or omissions of such Affiliates.

14.20

LANGUAGE. The official text of this Agreement is in the English language as written and spoken in the United States of America. Any text or version of this Agreement in another language, even if such text or version is made by translation or prepared by or executed by one or both of the Parties for a Party’s convenience shall not be binding and shall have no force or effect. Without limiting the foregoing, in the event of any conflict or inconsistency between the English text of this Agreement and any text or version of this Agreement in another language, the English text of this Agreement will prevail.

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IN WITNESS WHEREOF, the Parties have executed this Co-Development and License Agreement as of the Effective Date.

NOVOCODEX BIOPHARMACEUTICALS LTD.

By: 签字：	/s/ Xuejun Liang

Name: 姓名 :	Xuejun Liang

Title: 职位：

AMBRX, INC.

By: 签字：	/s/ Feng Tian

Name: 姓名 :	Feng Tian

Title: 职位：	CEO

Exhibits

Exhibit 1.1: Structure of ARX305

[***]

[***]AS269

[***]

[***]

[***]

Exhibit 1.5: List of Ambrx Existing Patent Rights

[See attached]

Exhibit 1.28: Global Development Plan

To be adopted by the JSC within 60 days after the Effective Date.

Exhibit 3.1: Initial Members of Joint Steering Committee

Ambrx	NovoCodex
Shawn Zhang	Gang Xia
Ying Buechler	Hongjun Jiang
Sulan Yao	Jingjing Zhu

Exhibit 8.4: Draft Joint Press Release

Ambrx and NovoCodex form Second Collaboration to Develop and

Commercialize Ambrx’s Antibody Drug Conjugates

SAN DIEGO and SHANGHAI, October 22, 2019 /PRNewswire/ — Ambrx and NovoCodex Biopharmaceuticals Ltd., (NovoCodex), a majority owned company of Zhejiang Medicine Co Ltd., today announced that they have formed a second collaboration to develop and commercialize Ambrx’s internally developed site-specific antibody drug conjugates (ADCs). Under the agreement, Ambrx and NovoCodex will join forces to continue the development of ARX305, an Ambrx enabled ADC for the treatment of CD70 positive cancers.

Under the terms of the agreement, NovoCodex is responsible for developing and commercializing ARX305 in China while Ambrx is responsible for developing and commercializing ARX305 outside of China. NovoCodex will fund global development activities to the end of Phase 1 clinical trials and pay Ambrx an undisclosed upfront payment, development milestones, and a double digit royalty on product sales in China. NovoCodex is also eligible to share in undisclosed portion of ARX305 product sales outside of China.

“We are excited to initiate our second collaboration with NovoCodex following our successful collaboration with ARX788, which is currently in Phase 1 clinical trials for HER2 positive breast and gastric cancers. ARX305 is a natural extension to the first collaboration with the inclusion of another Ambrx enabled ADC that is intended to treat CD70 positive cancers such as Renal Cell Carcinoma and Multiple Myeloma. Further, we continue to align ourselves with China’s leading pharmaceutical companies” said Feng Tian, Ph.D., Chief Executive Officer of Ambrx. “ARX305, which is expected to start Phase 1 clinical trials in early 2021, allows Ambrx to expand its ADC pipeline into multiple cancer types while gaining access to the China market through our partnership with NovoCodex.”

Chunbo Li, Chairman of Zhejiang Medicine, commented, “The smooth progress of our first ZMC-Ambrx collaborated ADC project, ARX788, proves that Ambrx’ technology is one of the best methods to make an ADC drug. The new alliance with Ambrx on ARX305 will strengthen our leading position on ADC research, and hopefully will bring new treatment to related cancer patients.”

About Ambrx

Ambrx Inc. is a clinical stage biopharmaceutical company using an expanded genetic code to create first- and/or best-in-class biotherapeutics, including antibody drug conjugates (ADC), immunomodulating proteins, bispecific antibodies and other therapeutic proteins with improved pharmacologic properties. Leveraging the Ambrx proprietary technology platforms, Ambrx has collaborations with Bristol-Myers Squibb, Astellas, BeiGene, Elanco and ZMC, with drug products generated using Ambrx technology in different stages of clinical trials. Ambrx is advancing a robust portfolio of product candidates that are optimized for efficacy, safety and ease of use in multiple therapeutic areas. For additional information, visit www.ambrx.com

About ARX305

CD70 is highly expressed in multiple solid and liquid tumors such as Renal Cell Carcinoma, Multiple Myeloma, Non-Hodgkin’s Lymphoma, AML, and etc. ARX305 is a best-in-class anti-CD70 ADC that was precision-engineered using Ambrx proprietary antibody and clinically validated drug payload. Strong in vitro and in vivo efficacy have been demonstrated in multiple tumor cells and models. It is expected to deliver a direct killing to CD70-overexpressing tumor and improvement of the immune suppression in the tumor microenvironment.

About NovoCodex

NovoCodex is a majority owned company of Zhejiang Medicine Co., Ltd. (stock code: SH.600216), mainly committed to the research and development of biological products. The company’s laboratory has experience and capabilities in genetic engineering, cell culture, toxin synthesis, conjugation, formulation & filling, preclinical study and clinical study. ARX788 project has been successfully advanced to the later stage of phase 1 clinical trial in China. The company is building a protein drug development platform with the insertion of unnatural amino acids as the core technology to develop a variety of long-acting protein drugs. For additional information, visit http://www.novocodex.cn/.